Exhibit 10.1

MAXYGEN INC.

DESCRIPTION OF EXECUTIVE OFFICER CASH BONUS PROGRAM

Maxygen maintains an Executive Officer Cash Bonus Program for executive officers that is designed to reward participants based on their individual performance and the company’s financial and other performance. The program provides for an annual bonus based upon the company’s attainment of annual financial and other performance targets as well as subjective factors related to the individual participant’s employment performance. The annual financial and other targets for the program are set by the Compensation Committee of Maxygen’s Board of Directors and are currently based on the company’s financial performance (revenue and cash burn), product development goals and other objectives.

Executive officers (including the CEO) are eligible to receive annual cash performance bonuses of between 0 and 50% of base salary. The target bonus amount for the company’s executive officers is 25% of base salary. Bonus payments are paid in one annual payment shortly after the end of each calendar year.